As filed with the Securities and Exchange Commission on June 5, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Internet America, Inc.

(Exact name of registrant as specified in its charter)

Texas	86-0778979
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6210 Rothway Street, Suite 100

Houston, Texas 77040

(713) 968-2500

(Address of Principal Executive Offices)

Internet America, Inc. 2007 Stock Option Plan

(Full Title of the Plan)

William E. Ladin, Jr.
Chief Executive Officer
Internet America, Inc.

6210 Rothway Street, Suite 100

Houston, Texas 77040

(Name and Address of Agent For Service)

(713) 968-2500

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jack D. Loftis, Jr.

Loftis Law Firm

One Sugar Creek Center Blvd., 5th Floor

Sugar Land, TX 77478

(281) 504-8070

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	Accelerated Filer	Accelerated Filer

Non-Accelerated Filer		Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	2,000,000 shares	$0.64	$1,280,000	$164.86

(1)                In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the registration fee for the 2,000,000 shares available for grants under the Internet America, Inc. 2007 Stock Option Plan is based upon a price of $0.64 per share, the average of the high ($0.64) and low ($0.64) sale prices of the registrant’s common stock as reported on the OTC Bulletin Board on June 5, 2014.

INTRODUCTORY STATEMENT

Internet America, Inc. (the “registrant” or the “Company”) is filing this Registration Statement on Form S-8 relating to its common stock, par value $0.01 per share (the “Common Stock”), and options exercisable for Common Stock issuable pursuant to the terms of the Internet America, Inc. 2007 Stock Option Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission (File No. 000-25147), are incorporated in this Registration Statement by reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2013, December 31, 2013 and March 31, 2014;

(c)	the Company’s Current Reports on Form 8-K filed on November 1, 2013, March 27, 2014, April 9, 2014, April 21, 2014 and May 8, 2014 (in each case to the extent filed and not furnished); and

(d)	the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Articles of Incorporation and Bylaws of the Company, as each have been amended through the date hereof, require the Company to indemnify its officers and directors to the fullest extent permitted by law, which as a corporation organized and existing under the laws of the State of Texas, is the Texas Business Organizations Code (“TBOC”). Generally, Chapter 8 of the TBOC permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Articles of Incorporation of the Company, as amended through the date hereof, provide that a director of the Company will not be liable to the Company or its shareholders for monetary damages for an act or omission in the director’s capacity as a director and to such further extent as permitted by any law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Company has the right to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person.

The Articles of Incorporation and Bylaws of the Company, as each have been amended through the date hereof, were previously filed with the Commission and are incorporated by reference into the Registration Statement.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings

1.	Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on June 5, 2014.

Internet America, Inc.

By:	/s/ William E. Ladin, Jr.,
William E. Ladin, Jr., CEO
June 5, 2014

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Internet America, Inc., hereby severally constitute and appoint William E. Ladin, Jr. and Randall J. Frapart, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Internet America, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ William E. Ladin, Jr.	Chairman of the Board and	June 5, 2014
William E. Ladin,, Jr.	Chief Executive Officer
(Principal Executive Officer)

/s/ Randall J. Frapart	Chief Financial Officer and	June 5, 2014
Randall J. Frapart	Chief Accounting Officer
(Principal Financial Officer)

/s/ Justin McClure	Director	June 5, 2014
Justin McClure

/s/ Dean L. Greenberg	Director	June 5, 2014
Dean L. Greenberg

INDEX TO EXHIBITS

Number	Description

3.1	Articles of Incorporation (incorporated by reference to Exhibits 3.1 and 3.2 to the Registrant’s Registration Statement on Form SB-2 (file no. 333-59527) filed with the SEC on July 21, 1998).

3.2	Bylaws, as amended (incorporated by reference to Exhibits 3.3 and 3.4 to the Registrant’s Registration Statement on Form SB-2 (file no. 333-59527) filed with the SEC on July 21, 1998, Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999) and Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 21, 2014).

4.1	Internet America, Inc. 2007 Stock Option Plan (incorporated by reference to Exhibit 10 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 5, 2007).

5.1	Opinion of Loftis Law Firm, counsel to the registrant.

23.1	Consent of Pannell Kerr Forster of Texas, P.C.

24	Power of Attorney (included on the signature page of this Registration Statement).